Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Steve Iaco
Senior Executive Vice President and	Director of Corporate Communications
Chief Financial Officer	212.984.6535
213.438.4833

CB RICHARD ELLIS’ BRETT WHITE TO SUCCEED RAY WIRTA AS CEO

Los Angeles, CA, February 23, 2005 — CB Richard Ellis Group Inc (NYSE:CBG) today announced that its Board of Directors has named Brett White, the Company’s President, to succeed Ray Wirta as CEO, under a long-established Company succession plan.

Mr. Wirta, 61 years old, will relinquish his CEO duties following the Company’s annual shareholders’ meeting on June 2, 2005.  He will continue to be a member of the Company’s Board of Directors and Executive Committee, and will serve as Vice Chairman for two years, working on special projects as directed by Mr. White.  When Mr. White assumes the CEO duties in June, the positions of CEO and President will be combined.

Mr. Wirta and Mr. White have jointly run CB Richard Ellis for several years, with Mr. White directly overseeing most of the Company’s global operations on a day-to-day basis. “Brett and I have long been planning for this day,” Mr. Wirta said.  “With our Insignia integration completed and the IPO well received by the investment community, now is an opportune time for me to pass the leadership reins to Brett.  Brett has been an invaluable partner for me. He is an astute businessman who knows our businesses intimately.  There is no better person to lead CB Richard Ellis on its growth strategy.”

All worldwide businesses currently report to Mr. White, except global investment management, which will begin reporting to him when he assumes CEO responsibilities.  “It has been a privilege to work so closely with Ray, and I am honored to follow in his footsteps.  CB Richard Ellis is a terrific organization filled with talented and highly motivated people.  I look forward to continuing the strong progress we’ve made under Ray’s leadership in establishing the premier commercial real estate services brand on a global basis.”

Mr. Wirta joined CB Richard Ellis with the acquisition of Koll Real Estate Services in 1997, and was named the Company’s CEO in 1999.  Mr. White, 45 years old, is a career-long CB Richard Ellis employee who started as a salesperson in 1984 and entered management in 1991.  He became Chairman of the Americas in 1999 and was named President with responsibility for the global enterprise in 2001.

“Ray and Brett have been a results-oriented management team,” said Richard Blum, Chairman of CB Richard Ellis, and Chairman and President of Blum Capital Partners.  “I commend Ray for his leadership and for guiding CB Richard Ellis to the clear number one position in the industry.  Brett is a strong leader who is highly regarded throughout the Company and within the real estate industry.  I am pleased that he is taking over the CEO duties, and am confident he will further the Company’s terrific success.”

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s largest commercial real estate services firm (in terms of 2004 revenue). With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through more than 220 offices worldwide (excluding affiliate and partner offices). The Company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research; and consulting.  For more information, visit the Company’s Web site at www.cbre.com.

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